Exhibit 99.1

N E W S    R E L E A S E

Contact:

Karey L. Witty

Chief Financial Officer

(314) 725-4477

Lisa M. Wilson

Vice President, Investor Relations

(212) 759-3929

CENTENE CORPORATION REPORTS TWENTY-FIRST CONSECUTIVE QUARTER

OF INCREASED PROFITABILITY

ST. LOUIS, MISSOURI (October 25, 2004) — Centene Corporation (NYSE: CNC) today announced its financial results for the quarter ended September 30, 2004.

Third Quarter Highlights

•	Revenues of $253.7 million, a 27.7% increase over the third quarter of 2003.

•	Earnings from operations of $16.5 million, a 30.3% increase over the third quarter of 2003.

•	Earnings per diluted share of $0.52.

•	Organic membership growth of 32.3% over the third quarter of 2003, including the Texas Exclusive Provider Organization (EPO) contract.

•	Texas EPO start-up costs moved Medicaid Managed Care segment G&A expense ratio to 10.5% (GAAP) and 10.0%, exclusive of the effect of premium taxes (non-GAAP).

•	Operating cash flows of $57.5 million for the nine months ended September 30, 2004.

•	Days in claims payable of 57.3 and claims inventory of 141,200, also driven by Texas EPO contract.

•	Signed definitive agreement to purchase FirstGuard, serving over 136,000 members and marking Centene’s entry into Kansas and Missouri, two additional Medicaid-mandated states.

•	Realigned Specialty Companies into a subsidiary company named CenCorp Health Solutions™.

•	Announced plans to establish a claims processing facility in Great Falls, Montana to accommodate growth initiatives for 2005 and beyond.

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Michael F. Neidorff, Centene’s chairman and chief executive officer, said, “I am pleased to report another strong quarter, marking our 21st quarter of consecutive earnings growth. We remain focused on growing our business methodically and predictably while continuing to work with the states in which we operate to offer better member care while achieving costs savings for the states. We experienced strong growth in Indiana and Texas, while New Jersey and Ohio were relatively flat, as anticipated. We are pleased to have added the 94,500 SCHIP Exclusive Provider Organization members in Texas, effective September 1, 2004, ahead of schedule. In New Jersey, we anticipate marginal growth for the year and are working actively with the State to expand our SSI coverage into additional counties. As we continue to build our physician network and seek to enter new service areas in Ohio, we are confident in the growth opportunities within this State. In Wisconsin, the State has implemented new verification requirements for BadgerCare recipients, resulting in a decline in enrollment from the sequential quarter. In the past, we have experienced similar short-term variances in other markets, namely Indiana and Texas, and will work with the State of Wisconsin to re-qualify recipients. These temporary changes are part of the normal course of doing business and do not affect our prospects for ongoing organic growth of 10-12%.

A significant highlight during the quarter was the announcement of our definitive agreement to purchase FirstGuard, two health plan entities that serve 136,000 members in Kansas and Missouri, marking our entry into two additional Medicaid-mandated states. The organic growth opportunities are significant, given the 1.2 million Medicaid and 120,000 SSI eligibles in both states. We will also be able to leverage our local approach, and the acquisition will be accretive in 2005, consistent with our prior guidance. Subject to regulatory approvals, we expect the transaction to close by the first quarter of 2005.

In addition, our plans to establish a second claims processing center in Great Falls, Montana are underway. When completed, this facility will provide Centene with geographic diversity and redundancy capabilities, while enabling us to methodically plan for our growth initiatives for 2005 and beyond,” concluded Neidorff.

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The following table depicts membership in Centene’s managed care organizations by state at September 30, 2004 and 2003:

	2004	2003
Indiana	150,000	112,100
New Jersey	53,200	52,700
Ohio	23,500	—
Texas	250,200	152,100
Wisconsin	164,700	150,200

TOTAL	641,600	467,100

The following table depicts membership in Centene’s managed care organizations by member category at September 30, 2004 and 2003:

	2004		2003
Medicaid (excluding SSI)	479,500		389,200
SCHIP	152,100		68,600
SSI	10,000	(a)	9,300	(b)

TOTAL	641,600		467,100

(a)	4,500 at-risk, 5,500 ASO

(b)	4,300 at-risk; 5,000 ASO

Statement of Earnings Highlights

•	For the third quarter of 2004, revenues increased 27.7% to $253.7 million from $198.8 million in the third quarter of 2003.

•	The health benefits ratio (HBR), which reflects medical costs as a percent of premium revenues, was 80.7% (GAAP) compared to 82.0% (GAAP) for the same period in 2003. Excluding premium taxes imposed by the State of Texas beginning September 1, 2003, and the State of New Jersey beginning July 1, 2004, the HBR was 81.2% (non-GAAP) for the current quarter.

PAGE 4: CENTENE CORPORATION REPORTS TWENTY-FIRST CONSECUTIVE QUARTER OF INCREASED PROFITABILITY

•	Consolidated general and administrative (G&A) expenses as a percent of revenues increased to 12.7% (GAAP) in 2004 from 11.4% (GAAP) in the third quarter of 2003. Excluding the effect of premium taxes, the expense ratio was 12.2% (non-GAAP). The Medicaid Managed Care segment G&A ratio was 10.0% (non-GAAP) compared to 10.1% (non-GAAP) for the same prior year period and included $400,000 of start up costs associated with the Texas State Children’s Health Insurance Program Exclusive Provider Organization contract that was effective September 1, 2004. The Specialty Segment G&A ratio was 56.0%. The quarter’s results included approximately $445,000 in due diligence costs for a transaction that we decided not to pursue as well as costs associated with the closing of our clinic facilities in California and Texas.

•	Earnings from operations increased 30.3% to $16.5 million from $12.6 million in the third quarter of 2003.

•	Net earnings were $11.4 million, or $0.52 per diluted share, compared to $8.7 million, or $0.44 per diluted share, for the third quarter of 2003.

•	For the nine months ended September 30, 2004, revenues increased 26.8% to $712.9 million from $562.4 million for the same period in the prior year. The health benefits ratio was 80.9% (GAAP), with the Medicaid component at 80.3%, compared to 82.0% for the same period in 2003. General and administrative expenses as a percent of revenues for the Medicaid segment were 10.4% (GAAP) and 9.9% (non-GAAP) as compared to 10.3% (GAAP) in 2003. Earnings from operations increased 42.2% to $47.1 million from $33.1 million in 2003. Net earnings improved to $32.3 million, or $1.49 per diluted share.

Balance Sheet Highlights

At September 30, 2004, the Company had cash and investments of $323.6 million, a portion of which is restricted due to state regulatory requirements. Medical claims liabilities totaled $126.4 million, representing 57.3 days in claims payable versus 53.5 days from the previous quarter. This increase reflects higher claims inventory levels primarily resulting from transitioning the EPO members to Centene effective September 1, 2004.

Outlook

Karey L. Witty, Centene’s chief financial officer, commented, “Our fourth quarter 2004 revenue guidance is in the range of $265 million to $267 million, and we anticipate net earnings of $0.52

PAGE 5: CENTENE CORPORATION REPORTS TWENTY-FIRST CONSECUTIVE QUARTER OF INCREASED PROFITABILITY

to $0.53 per diluted share, based on 22.0 million fully diluted shares outstanding. This anticipates incurring approximately $900,000 in start-up costs during the fourth quarter in preparation for the FirstGuard closing. For 2005, we anticipate revenue in the range of $1.22 billion to $1.24 billion, and net earnings per diluted share of $2.39 to $2.47. Since the FirstGuard transaction is subject to regulatory approvals, our guidance excludes any impact related to the transaction. In addition, this guidance does not include the effects of any pending changes to the accounting treatment for stock options.” A review of the results for the third quarter and additional details on management’s outlook for the fourth quarter, together with preliminary views on 2005, will take place during the Company’s scheduled third quarter earnings call.

Conference Call

As previously announced, the Company will host a conference call tomorrow, October 26, 2004, at 8:30 a.m. (Eastern time) to review the financial results for the third quarter ended September 30, 2004, and to discuss its business outlook. Michael F. Neidorff and Karey L. Witty will host the conference call. Investors are invited to participate in the conference call by dialing 800-273-1254 in the U.S. and Canada, 706-679-8592 from abroad, or via a live Internet broadcast on the Company’s website at www.centene.com, under the Investor Relations section. A replay will be available for on demand listening shortly after the completion of the call until 11:59 p.m. (Eastern time) on November 10, 2004 at the aforementioned URL, or by dialing 800-642-1687 in the U.S. and Canada, or 706-645-9291 from abroad, and entering access code 1093292.

Financial Presentation

The Company is providing certain non-GAAP financial measures in this release as the Company believes that these figures are helpful in allowing individuals to more accurately assess the ongoing nature of the Company’s operations and measure the Company’s performance more consistently.

The pro forma (non-GAAP) information presented above in the fifth bullet under “Third Quarter Highlights” and second, third and sixth bullets under “Statement of Earnings Highlights” and presented below in tables excludes the impact of the premium taxes enacted in September 2003

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by the State of Texas and in July 2004 by the State of New Jersey. This assumption has been made in the non-GAAP financial measures as management believes that this assumption generally provides a more consistent measure of the Company’s performance.

The Company uses the presented non-GAAP financial measures internally to focus management on period-to-period changes in the Company’s core business. Therefore, the Company believes that this information is meaningful in addition to the information contained in the GAAP presentation of financial information. The presentation of this additional non-GAAP financial information is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with GAAP.

About Centene Corporation

Centene Corporation provides multi-line managed care programs and related services to individuals receiving benefits under Medicaid, including Supplemental Security Income (SSI), and the State Children’s Health Insurance Program (SCHIP). The Company operates health plans in Indiana, New Jersey, Ohio, Texas and Wisconsin. In addition, the Company contracts with other healthcare organizations to provide specialty services including behavioral health, nurse triage and treatment compliance. Information regarding Centene is available via the Internet at www.centene.com.

The information provided in the paragraphs following the bullet listing under “Third Quarter Highlights,” and the paragraph under “Outlook” above contain forward-looking statements that relate to future events and future financial performance of Centene. These forward-looking statements represent the Company’s estimates as of October 25, 2004. Subsequent events and developments may cause the Company’s estimates to change. The Company disclaims any obligation to update this forward-looking financial information in the future. Readers are cautioned that matters subject to forward-looking statements involve known and unknown risks and uncertainties, including economic, regulatory, competitive and other factors that may cause Centene’s or its industry’s actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. Actual results may differ from projections or estimates due to a variety of important factors, including Centene’s ability to accurately predict and effectively manage health benefits and other operating expenses, competition, changes in healthcare practices, changes in federal or state laws or regulations, inflation, provider contract changes, new technologies, reduction in provider payments by

PAGE 7: CENTENE CORPORATION REPORTS TWENTY-FIRST CONSECUTIVE QUARTER OF INCREASED PROFITABILITY

governmental payors, major epidemics, disasters and numerous other factors affecting the delivery and cost of healthcare. The expiration, cancellation or suspension of Centene’s Medicaid managed care contracts by state governments would also negatively affect Centene.

[Tables Follow]

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CENTENE CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands, except share data)

	September 30, 2004	December 31, 2003
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$88,687	$64,346
Premium and related receivables, net of allowances of $470 and $607, respectively	22,739	20,308
Short-term investments, at fair value (amortized cost $43,640 and $15,192, respectively)	43,568	15,160
Deferred income taxes	3,143	2,732
Other current assets	12,561	7,755

Total current assets	170,698	110,301
Long-term investments, at fair value (amortized cost $170,061 and $183,749, respectively)	170,126	184,811
Restricted deposits, at fair value (amortized cost $21,176 and $20,201, respectively)	21,202	20,364
Property, software and equipment	28,831	23,106
Goodwill	17,142	13,066
Other intangible assets	6,808	6,294
Other assets	6,346	4,750

Total assets	$421,153	$362,692

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Medical claims liabilities	$126,394	$106,569
Accounts payable and accrued expenses	21,907	17,965
Unearned revenue	3,670	3,673
Current portion of long-term debt and notes payable	288	579

Total current liabilities	152,259	128,786
Long-term debt	7,400	7,616
Other liabilities	5,571	6,175

Total liabilities	165,230	142,577
Stockholders’ equity:
Common stock, $.001 par value; authorized 100,000,000 shares; issued and outstanding 20,520,026 and 20,131,924 shares, respectively	21	20
Additional paid-in capital	161,613	157,380
Accumulated other comprehensive income:
Unrealized gain on investments, net of tax	12	740
Retained earnings	94,277	61,975

Total stockholders’ equity	255,923	220,115

Total liabilities and stockholders’ equity	$421,153	$362,692

PAGE 9: CENTENE CORPORATION REPORTS TWENTY-FIRST CONSECUTIVE QUARTER OF INCREASED PROFITABILITY

CENTENE CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF EARNINGS

(In thousands, except share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2003	2004	2003
	(Unaudited)		(Unaudited)
Revenues:
Premiums	$251,536	$196,173	$705,556	$555,285
Services	2,207	2,580	7,320	7,134

Total revenues	253,743	198,753	712,876	562,419

Expenses:
Medical costs	202,974	160,812	570,720	460,123
Cost of services	2,111	2,681	6,149	6,269
General and administrative expenses	32,187	22,620	88,915	62,904

Total operating expenses	237,272	186,113	665,784	529,296

Earnings from operations	16,471	12,640	47,092	33,123
Other income (expense):
Investment and other income	1,683	1,245	4,529	3,476
Interest expense	(126)	(71)	(317)	(102)

Earnings before income taxes	18,028	13,814	51,304	36,497
Income tax expense	6,677	5,110	19,002	13,805
Minority interest	—	—	—	881

Net earnings	$11,351	$8,704	$32,302	$23,573

Earnings per share:
Basic earnings per common share	$0.55	$0.47	$1.59	$1.38
Diluted earnings per common share	$0.52	$0.44	$1.49	$1.28
Weighted average number of shares outstanding:
Basic	20,486,429	18,430,713	20,346,902	17,094,621
Diluted	21,820,090	19,842,145	21,682,060	18,439,050

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CENTENE CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Nine Months Ended September 30,
	2004	2003
	(Unaudited)
Cash flows from operating activities:
Net earnings	$32,302	$23,573
Adjustments to reconcile net earnings to net cash provided by operating activities —
Depreciation and amortization	7,219	4,299
Stock compensation expense	44	232
Minority interest	—	(881)
Gain on sale of investments	(212)	(1,188)
Changes in assets and liabilities —
Premium and related receivables	(2,431)	(4,132)
Other current assets	(4,803)	(849)
Deferred income taxes	(303)	452
Other assets	(1,873)	363
Medical claims liabilities	19,825	558
Accounts payable and accrued expenses	5,184	(396)
Other operating activities	2,523	293

Net cash provided by operating activities	57,475	22,324

Cash flows from investing activities:
Purchase of property, software and equipment	(9,487)	(16,242)
Purchase of investments	(207,385)	(291,462)
Sales and maturities of investments	188,918	202,306
Acquisitions, net of cash acquired	(7,005)	(3,218)

Net cash used in investing activities	(34,959)	(108,616)

Cash flows from financing activities:
Reduction of long-term debt and notes payable	(507)	(24)
Extinguishment of acquired liabilities	—	(1,218)
Proceeds from stock options and employee stock purchase plan	2,332	803
Net proceeds from issuance of common stock	—	81,403
Proceeds from borrowings	—	8,581
Cash paid for fractional share impact of stock split	—	(3)

Net cash provided by financing activities	1,825	89,542

Net increase in cash and cash equivalents	24,341	3,250

Cash and cash equivalents, beginning of period	64,346	59,656

Cash and cash equivalents, end of period	$88,687	$62,906

Interest paid	$324	$85
Income taxes paid	$18,844	$13,479

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CENTENE CORPORATION

SUPPLEMENTAL FINANCIAL DATA

	Q3 2004	Q2 2004	Q1 2004	Q4 2003
MEMBERSHIP
Indiana	150,000	132,900	125,400	119,400
New Jersey	53,200	54,000	54,000	54,000
Ohio	23,500	23,800	23,800	—
Texas	250,200	155,300	154,000	158,400
Wisconsin	164,700	167,300	165,200	157,800

TOTAL	641,600	533,300	522,400	489,600

Medicaid	479,500	460,300	446,900	411,800
SCHIP	152,100	63,200	65,900	68,400
SSI	10,000	9,800	9,600	9,400

TOTAL	641,600	533,300	522,400	489,600

REVENUE PER MEMBER	$144.70	$145.31	$145.19	$142.38
CLAIMS
Period-end inventory	141,200	89,700	102,300	131,000
Average inventory	96,800	98,800	107,400	102,500
Period-end inventory per member	0.22	0.17	0.20	0.27
DAYS IN CLAIMS PAYABLE (a)	57.3	53.5	55.4	59.0

(a) Days in Claims Payable is a calculation of Medical Claims Liabilities at the end of the period divided by average claims expense per calendar day for such period.

ANNUALIZED RETURN ON EQUITY (b)	18.2%	18.2%	17.9%	18.1%

(b)	Annualized Return on Equity is calculated as follows: (net income for quarter x 4) divided by ((beginning of period equity + end of period equity) divided by 2).

HEALTH BENEFITS RATIO BY CATEGORY:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2003	2004	2003
Medicaid and SCHIP	80.1%	81.3%	80.3%	82.0%
SSI	92.8	102.9	96.6	103.5
Total (GAAP)	80.7	82.0	80.9	82.9
Total (non-GAAP)	81.2	82.1	81.3	82.9

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GENERAL AND ADMINISTRATIVE EXPENSE RATIO BY BUSINESS SEGMENT:

	Three Months Ended September 30,				Nine Months Ended September 30,
	2004		2003		2004		2003
	GAAP	Non-GAAP*	GAAP	Non-GAAP*	GAAP	Non-GAAP*	GAAP	Non-GAAP*
Medicaid Managed Care	10.5%	10.0%	10.2%	10.1%	10.4%	9.9%	10.3%	10.3%
Specialty Services	56.0	56.0	32.0	32.0	51.8	51.8	31.0	31.0
Total	12.7	12.2	11.4	11.2	12.5	12.0	11.2	11.1

*	Excluding effect of premium taxes.

MEDICAL CLAIMS LIABILITIES

(In thousands)

Four rolling quarters of the changes in medical claims liabilities are summarized as follows:

2004
Balance, September 30, 2003	$91,739
Incurred related to:
Current period	750,116
Prior period	(13,330)

Total incurred	736,786

Paid related to:
Current period	630,164
Prior period	71,967

Total paid	702,131

Balance, September 30, 2004	$126,394

Centene’s claims reserving process utilizes a consistent actuarial methodology to estimate Centene’s ultimate liability. Any reduction in the “Incurred related to: Prior period” claims may be offset as Centene actuarially determines “Incurred related to: Current period.” As such, only in the absence of a consistent reserving methodology would favorable development of prior period claims liability estimates reduce medical costs. Centene believes it has consistently applied its claims reserving methodology in each of the periods presented.